Exhibit 3.3

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AERSALE CORPORATION”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2021, AT 12:09 O`CLOCK P.M.

7723637 8100	Authentication: 203471556
SR# 20212478583	Date: 06-17-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AERSALE CORPORATION

AerSale Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law''), does hereby certify as follows:

FIRST:

That Section 5.4 of Article V of the Amended and Restated Certificate of lncorporation of the Corporation, as amended (the "Restated Certificate") is hereby amended and restated to read, in its entirety, as follows:

"Section 5.4Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

SECOND:	That Section 5.3 of Article V of the Restated Certificate is hereby amended and restated to read, in its entirety, as follows:

"Section 5.3Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal."

THIRD:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation.

FOURTH:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:09 PM 06/17/2021
FILED 12:09 PM 06/1712021
SR 20212478583 - File Number 7723637

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 17th day of June, 2021.

AERSALE CORPORATION

By:	/s/ Nicolas Finazzo
Name: Nicolas Finazzo
Title: Chief Executive Officer